INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Post-Effective Amendment No. 17 to Registration Statement No. 33-51626 on Form N-1A under the Securities Act of 1933, of our reports dated February 16, 2004, relating to Schwartz Investment Trust, including Schwartz Value Fund, Ave Maria Catholic Values Fund, Ave Maria Growth Fund, and Ave Maria Bond Fund, which are incorporated by reference in the Statements of Additional Information (which is incorporated by reference in the prospectus), and to the references to us under the captions "Financial Highlights" in the Prospectus and "Independent Auditors" and "Financial Statements" in the Statements of Additional Information, which are part of such Registration Statement.

DELOITTE & TOUCHE LLP

Chicago, Illinois
March 30, 2004